Exhibit 3.1(qq)

AMENDED

CERTIFICATE OF INCORPORATION

OF

ONE COMMUNICATIONS CORP.

1.

The name of the corporation (which is hereinafter referred to as the “Corporation”) is One Communications Corp.

2.

The address of the Corporation’s registered agent in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3.

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”), and the Corporation shall have all powers necessary to engage in such acts or activities, including, but not limited to, the powers enumerated in the DGCL or any amendment thereto.

4.

The total number of shares of stock which the Corporation shall have authority to issue is 1000, all of which shall be common stock $0.01 par value (“Common Stock”). Shares of Common Stock shall have identical power, preferences, qualifications, limitations and other rights.

5.

The Board of Directors of the Corporation (the “Board”) shall consist of that number of members as may be determined from time to time by resolution of the Board.

6.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the bylaws of the

Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

7.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. A repeal or modification of this Article 7 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

8.

Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the DGCL as it may be in effect from time to time.

9.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

Delivered 12:42 PM 4/ 14/ 2011

FILED 12:39 PM 4/ 14/ 2011

SRV 110415617 — 2900871 File

STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of ONE COMMUNICATIONS CORP, a Delaware Corporation, on this 8th day of April, A.D. 2011 do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is 160 Greentree Drive, Suite 101 Street, in the City of Dover County of Kent Zip Code 19904.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is National Registered Agents, Inc.

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 8th day of April A.D., 2011.

By:	/s/ Tiffani L. Abbott
Name:	Tiffani L. Abbott
Title:	Senior Counsel and Assistant Secretary